Exhibit 10.16

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) is made and entered as of this 1st day of October, 2010, with an effective date of October 1, 2010 (the “Effective Date”), by and between EchoMetrix, Inc., a Delaware corporation, (“EchoMetrix” or the “Company”) and Dmidnights, Inc. , a sole proprietorship (“Consultant”).

WHEREAS, the Company and Consultant wish to confirm, in writing, a business relationship whereby Consultant will provide the Company with consulting services in accordance with the terms and conditions of this Agreement.

WHEREAS, the Company and Consultant hereby acknowledge that the consultant is a Board of Director of the Company and nothing withstanding this agreement shall interfere with his position as a member of the Board.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.           Agreement to Consult.  Subject to the terms and conditions hereof, the Company hereby retains Consultant and Consultant agrees to render such consulting services (the “Services”) to the Company and its affiliates as may from time to time be requested by the Company’s management at the direction of the Company’s Board of Directors (the “Board”).  As used in this Agreement, the term “EchoMetrix” shall mean and include each of EchoMetrix and each EchoMetrix Subsidiaries.

2           Term of Agreement. This Agreement shall commence on the Effective Date and shall continue for twelve (12) months, unless sooner terminated in accordance with Section 10 below.   The period of time between the commencement and termination of this Agreement is referred to herein as the “Term.” This agreement is automatically renewable every twelve months unless terminated by either party in writing in 90 days advance notice.  If the contract is terminated by either party, the Company will grant the Consultant the ability to participate in the performance options (in Schedule 2, sections b, c,d,e and f only) for a period not to exceed six months after such termination date and provided the performance measures are achieved.

3.	Scope of Services.

3.1         Consultant shall perform the Services as the _____________ Executive under the supervision of the Company’s Chief Executive Officer (the “CEO”).  Such scope of services are herein attached as Schedule 1.

3.2         Consultant promises to devote his best efforts to the performance of services to the Company and to complete assignments within mutually agreeable time periods.

4.	Consulting Fees; Expenses.

4.1         During the Term, the Company shall pay a monthly fee to the Consultant of Twenty Thousand Dollars for approximately 40 hours of services per week, commencing upon the effective date, and payable in S-8 stock. The amount of shares shall be calculated by dividing the dollar amount of compensation by the thirty day volume weighted average for the same month of service.    If at any time during the term of the agreement, the time requirements either decrease or increase, an amendment to the monthly consulting fee will be agreed upon by the Consultant and the Company.

4.           The Company shall reimburse Consultant for such out-of-pocket expenses, approved by the CEO in writing in advance, as may be incurred by Consultant during the Term, upon presentation of appropriate documentation to substantiate such expenses submitted on approved Company forms.

5.	Confidentiality and Related Provisions.

5.1         The term “Confidential Information” shall mean all data and information, both technical and non-technical, in any form (written or other tangible form, visual, graphic, oral or electronic) relating to EchoMetrix’s business, products, processes, techniques, research, development, inventions, testing procedures and marketing that are disclosed to Consultant by EchoMetrix at any time.  Confidential Information includes, but is not limited to, original works of authorship, processes, computer programs, databases, trade secrets, mechanical and electronic hardware, computer languages, user interfaces, documentation, marketing and new product plans, production processes, advertising, packaging and marketing techniques, designs, drawings, specifications, techniques, models, diagrams, know-how, scientific data and results, methods and related information, process schematics, operational details, historical production data, technical specifications, research and development plans, business plans, product and market descriptions, sales, cost and promotional expenditure data, marketing techniques and materials, marketing and development plans, pricing or pricing policies, financial information, plans for further development, plans and projections specific only to Echometrix.

5.2         “Confidential Information” shall not include information that: (a) was in Consultant’s possession or in the public domain before receipt from EchoMetrix, as evidenced by the then existing publication or other public dissemination of such information in written or other documentary form; (b) becomes available to the public through no fault of Consultant; (c) is received in good faith by Consultant from a third party who is not subject to an obligation of confidentiality to EchoMetrix or any other party; or (d) is required by a judicial or administrative authority or court having competent jurisdiction to be disclosed by Consultant, provided that Consultant shall promptly notify EchoMetrix and allow EchoMetrix a reasonable time to oppose or limit such order; (e) all domain and market knowledge including customer information not restricted to non disclosures with Echometrix that Consultant acquires during the consultancy period.

5.3         Consultant acknowledges that, during the period of Consultant’s engagement with EchoMetrix, Consultant has had or will have access to Confidential Information of EchoMetrix.  Therefore, Consultant agrees that both during and after the period of Consultant’s engagement with EchoMetrix, Consultant shall not, without the prior written or verbal approval of EchoMetrix, directly or indirectly (a) reveal, report, publish, disclose or transfer any Confidential Information of EchoMetrix to any person or entity, or (b) use any Confidential Information of EchoMetrix for any purpose or for the benefit of any person or entity, except as may be necessary in the performance of Consultant’s work for EchoMetrix.

5.4         Consultant acknowledges that, during the period of Consultant’s engagement with EchoMetrix, Consultant may have had or will have access to Confidential Information of third parties who have given EchoMetrix the right to use such Confidential Information, subject to a non-disclosure agreement between EchoMetrix and such third party.  Therefore, Consultant agrees that both during and after the period of Consultant’s engagement with EchoMetrix, Consultant shall not, without the prior written approval of EchoMetrix, directly or indirectly (a) reveal, report, publish, disclose or transfer any Confidential Information of such third parties to any person or entity, or (b) use any Confidential Information of such third parties for any purpose or for the benefit of any person or entity, except as may be necessary in the performance of Consultant’s work for EchoMetrix.

5.5         Consultant acknowledges and agrees that all Confidential Information of EchoMetrix and all reports, drawings, blueprints, materials, data, code, notes and other documents and records, whether printed, typed, handwritten, videotaped, transmitted or transcribed on data files or on any other type of media, and whether or not labeled or identified as confidential or proprietary, made or compiled by Consultant, or made available to Consultant, during the period of Consultant’s engagement with EchoMetrix (including the period prior to the date of this Agreement) concerning EchoMetrix’s Confidential Information are and shall remain EchoMetrix’s property and shall be delivered to EchoMetrix or destroyed within five (5) business days after the termination of such engagement with EchoMetrix or at any earlier time on request of EchoMetrix.  Consultant shall not retain copies of such Confidential Information, documents and records.

5.6         Consultant shall not, and shall not permit any other person to, remove any proprietary or other legends or restrictive notices contained in or included in any Confidential Information.

6.           Independent Contractor; Inventions; No Other Rights.

6.1         Consultant is an independent contractor and nothing in this Agreement is intended, and nothing in this Agreement shall be construed, to create the relationship of employer and employee, or principal and agent between the Company and Consultant.  Consultant acknowledges and agrees that he shall not be deemed an employee of the Company for any purpose, including without limitation the Federal Insurance Contributions Act, the Social Security Act, any unemployment or workers’ compensation statute, for income tax withholding purposes or other applicable laws.  Further, Consultant shall not be entitled to receive from the Company or participate in any medical, pension or profit sharing plan, or other fringe benefits which may be made available to the employees of the Company from time to time.

6.2         (a)  Consultant shall promptly, from time to time, fully inform and disclose to EchoMetrix in writing all inventions, copyrightable material, designs, improvements and discoveries of any kind which Consultant now has made, conceived or developed (including prior to the date of this Agreement), or which Consultant may later make, conceive or develop, during the period of Consultant’s engagement with EchoMetrix, which pertain to or relate to specifically to the Consultant’s area of responsibility at Echometrix.
(b) Consultant shall assist and cooperate with EchoMetrix, both during and after the period of Consultant’s engagement with EchoMetrix, at EchoMetrix’s sole expense, to allow EchoMetrix to obtain, maintain and enforce patent, copyright, trademark, trade secret and other legal protection for the Inventions.  Consultant shall sign such documents, and do such things necessary, to obtain such protection and to vest EchoMetrix with full and exclusive title in all Inventions against infringement by others.  Consultant hereby appoints the Chief Financial Officer and/or the General Counsel of EchoMetrix as Consultant’s attorney-in-fact to execute documents on Consultant’s behalf for this purpose.  All requirements to assist after the period of consultancy will require compensation at $400 per hour.

6.3         Consultant understands that nothing in this Agreement shall be deemed to constitute, by implication or otherwise, the grant by EchoMetrix to the Consultant of any license or other right under any intellectual property right or interest belonging to EchoMetrix.

7.SECTION 7 INTENTIONALLY OMITTED

8.	Representation and Warranties; Covenants.

8.1         Each party hereto represents and warrants that it has no prior commitments, conflicts of interest, or arrangements which might interfere with, or preclude the carrying out of each and every one of its obligations under this Agreement.

8.2         Consultant represents that Consultant will not disclose to EchoMetrix any trade secrets or confidential or proprietary information of any third party that are not generally available to the public.

9.           Injunctive Relief. Consultant agrees that the remedies available to the Company at law for any breach of his obligations hereunder may be inadequate, and accordingly agrees that temporary or permanent injunctive relief, may be granted in any proceeding which may be brought to enforce any provision hereof, without the necessity of proof of actual damage, in addition to, and not in limitation of, any other remedies available at law.

10.         Termination.  This Agreement may be terminated by either party for any reason at any time during the Term, however two weeks notice and compensation due Consultant is required, unless otherwise waived by Consultant.  This Agreement shall terminate, without notice, immediately upon the death or disability of the Consultant.

11.         Survival; Disclosure.        Notwithstanding any termination of this Agreement for any reason whatsoever and with or without cause, any provisions of this Agreement necessary to give it efficacy shall continue in full force and effect following any such termination.  Without limiting the generality of the foregoing, all of the provisions of Sections 5-8, inclusive, shall survive indefinitely following the termination of this Agreement.  Consultant hereby authorizes EchoMetrix to notify others, including but not limited to customers of EchoMetrix and any of Consultant’s future employers, of the terms of this Agreement and Consultant’s responsibilities under this Agreement.

12.         Benefit of Agreement.  This Agreement shall inure to the benefit of and be binding upon the heirs, executors, administrators and legal personal; representatives of the Consultant and the successors and assigns of the Company respectively.

13.         Entire Agreement.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and cancels and supersedes any other understandings and agreements between the parties.  There are no representations, warranties, forms, conditions, undertakings or collateral agreements, express, implied or statutory between the parties other than as expressly set forth in this Agreement.

14.         Amendments and Waivers.  No amendment to this Agreement shall be valid or binding unless set forth in writing and duly executed by both of the parties hereto.  No waiver of any breach of any term or provision of this Agreement shall be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided in the written waiver, shall be limited to the specific breach waived.

15.         Assignment.  This Agreement has a personal nature and Consultant may not assign his rights or obligations under this Agreement without the prior written consent of the Company.  The Company may assign this Agreement to any successor-in-interest to its business, or any portion thereof.  Notwithstanding the foregoing, Consultant may assign the benefits of this Agreement to any entity by which he conducts his consulting business, provided that (a) the services are performed solely by Consultant, (b) such entity shall agree in writing to be bound by this Agreement and (c) Consultant shall agree in writing that his obligations under this Agreement shall continue notwithstanding such assignment.

16.         Severability.  Each of the covenants provided in this Agreement are separate and independent covenants.  If any provision of this Agreement shall be determined to be invalid or unenforceable, the remainder of this Agreement shall not be affected thereby and any such invalid or unenforceable provision shall be reformed so as to be valid and enforceable to the fullest extent permitted by law.

17.         Notices.            Any demand, notice or other communication to be made or given in connection with this Agreement shall be made or given in writing and may be made or given by confirmed delivery (including electronic mail, facsimile or overnight delivery service) or by certified or registered mail addressed to the recipient as follows:

To Consultant:      Dmidnights

To the Company: EchoMetrix, Inc.
6800 Jericho Turnpike, Suite 208E
Syosset, New York 11791
Attn:  Chief Executive Officer

or such other address or individual as may be designated by notice by either party to the other.  Any notice made or given by personal delivery (including electronic mail, facsimile or overnight delivery service) shall be conclusively deemed to have been given on the day of actual delivery thereof and, if made or given by certified or registered mail, on the fifth (5th day), other than a Saturday, Sunday or post office holiday, following the deposit thereof in the mail.

18.         Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflicts of laws principles.

19.         Consent to Jurisdiction.  Each of the Company and Consultant hereby irrevocably submits to the personal jurisdiction of the state and federal courts sitting in the County of Nassau, New York in any action or proceeding arising out of or relating to this Agreement, and each of the Company and Consultant hereby irrevocably agrees that all claims in respect of any such action or proceeding may be heard and determined in any such court.

20.         Venue.  Each of the Company and Consultant hereby irrevocably waives any objection which it or he now or hereafter may have to the laying of venue of any action or proceeding arising out of or relating to this Agreement brought in the state or federal courts sitting in the County of Nassau, New York and any objection on the ground that any such action or proceeding in either of such Courts has been brought in an inconvenient forum.

21.         Counterparts, Section Headings.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.  The section headings of this Agreement are for convenience of reference only and shall not affect the construction or interpretation of any of the provisions hereof.

CONSULTANT ACKNOWLEDGES THAT (i) CONSULTANT HAS READ AND FULLY UNDERSTANDS THIS AGREEMENT; (ii) CONSULTANT HAS BEEN GIVEN THE OPPORTUNITY TO ASK QUESTIONS; (iii) CONSULTANT HAS RECEIVED A COPY OF THIS AGREEMENT; AND (iv) CONSULTANT’S OBLIGATIONS UNDER THIS AGREEMENT SURVIVE THE TERMINATION OF THE CONSULTANT’S ENGAGEMENT WITH ECHOMETRIX.
IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ECHOMETRIX, INC.		Dmidnights

By:		By:
	Name: Peter Charles	David Lewis
Title: CEO

Schedule 1

For fees paid above, the Consultant will focus on delivering the following deliverables below, listed in priority:

Engagement Management:  Secure commitment from a USA mobile operator for deployment or trial.
1.	Manage all USA carrier engagements. at&t, Verizon, Sprint and T-Mobile.
2.	Manage relationship with Amberwatch Foundation.
3.	Manage any other strategic partner relationships. Examples: Acision or other SMSC vendors, or likely partners.
4.	Manage relationship with CTIA.

Product Management for Engagement: Manage mobile operator requirements with Echometrix
5.	Regular interface with all external parties and Echometrix Family Safe team to ensure prototype is being correctly designed to meet the needs of any trial, or commercial product.
Market Development
6.	Negotiate an Agreement with Acision to be a channel partner
7.	Determine if a relationship with GSMA is possible or needed engaging.
8.	Develop Mobile Operator interest internationally by working directly and with Acision, and also with Mobile Operator contacts.

Marketing: Develop preliminary marketing collateral necessary to close a mobile operator.
9.	As necessary, either personally develop or oversee the development of Product Marketing collateral, PowerPoint, messaging.
10.	Assist in PR Marketing execution.

Business Planning for base case only: SMS reporting
11.	Maintain a simple Business Plan which includes forecasts.
12.	As necessary, identify other areas that need to be addressed for a complete mobile “Family Safe” solution and strategy.
Echometrix to provide consultant

13.	Timely information on company status and other important information

Consultant to provide Echometrix
14.	Timely updates on progress and status

Schedule 2

Stock Options Grants.

a)
Effective immediately, the Company acknowledges that it will grant the Consultant 500,000 fully vested stock options (the “Stock Options”) entitling the Consultant to purchase shares of common stock of the Company at the exercise price equivalent to the closing price of the Company’s stock on February 16, 2010.

b)
Upon signature of a partnership agreement with Acision (or any other SMSC Vendor), Consultant will receive 1,000,000 fully vested stock options,  entitling the Consultant to purchase shares of common stock of the Company at the exercise price equivalent to the closing price of the Company’s stock on February 16, 2010.

c)
When a Tier 1 USA carrier (AT&T, Verizon, Sprint, T-Mobile) begins a Trial (which may include lab testing and non live traffic) of the Text Messaging Product, either directly, through Acision, Verisign or any partner of Echometrix, the Executive will receive another 250,000 fully vested stock options at the exercise price as stated in a, above,  entitling the Consultant to purchase shares of common stock of the Company at the exercise price equivalent to the closing price of the Company’s stock on February 16, 2010.

d)
When a Tier 1 USA carrier (AT&T, Verizon, Sprint, T-Mobile) goes live with the Text Messaging Product, either directly, through Acision, Verisign or any partner of Echometrix, the Consultant will receive another 1,000,000 fully vested stock options at the exercise price as stated in a, above,  entitling the Consultant to purchase shares of common stock of the Company at the exercise price equivalent to the closing price of the Company’s stock on February 16, 2010.

e)
When any carrier globally (except those defined in (d) goes live with the Text Messaging Product Consultant will receive additional amount of fully vested stock options defined by the table below based on size of Carrier:

a.	1,000,000+ size Carrier	100,000
b.	5,000,000+size Carrier	300,000
c.	10,000,000+ size Carrier	500,000

f)
To be paid once, based on size of carrier.  However, if multiple carriers go live within a three month period, the larger carrier applies, entitling the Consultant to purchase shares of common stock of the Company at the exercise price equivalent to the closing price of the Company’s stock on February 16, 2010.

g)
When Echometrix Gross Revenue from the Text Messaging Product reaches the following milestones of cumulative revenue over a continuous 12 month period, a corresponding amount of fully vested stock options will be granted

a.	$2.5 million	500,000
b.	$5.0 million	500,000
c.	$10 million	500,000
d.	$20 million	500,000

h)
The specific terms and conditions of such Stock Options shall be set forth in a separate written Stock Option Agreements, entitling the Consultant to purchase shares of common stock of the Company at the exercise price equivalent to the closing price of the Company’s stock on February 16, 2010.